EXHIBIT 5.1






                               August 3, 1999



Board of Directors
Sonic Automotive, Inc.
5401 East Independence Boulevard
Charlotte, North Carolina 28218


Dear Sirs:


      We are acting as counsel to Sonic Automotive, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement (File No. 333-82615) on Form S-3 (as amended through the date hereof, the "Registration Statement"). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

      The Registration Statement covers resales by certain selling stockholders listed in the Registration Statement (the "Selling Stockholders") of certain shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") that were issued by the Company in connection with acquisitions of the Selling Stockholders' businesses or have been or will be issued upon conversion of shares of the Company's Class A Convertible Preferred Stock, par value $.10 per share, which were issued in connection with acquisitions of the Selling Stockholders' businesses.

      In our representation of the Company, we have examined (i) the Registration Statement, (ii) the Company's Certificate of Incorporation and Bylaws, each as amended to date, (iii) all actions of the Company's Board of Directors recorded in the Company's minute book, (iv) the

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Board of Directors
Sonic Automotive, Inc.
August 3, 1999
Page 2



form of certificate for the Class A Common Stock, (v) the form of certificate for the Company's Class A Convertible Preferred Stock, Series II, par value $.10 per share (the "Series II Preferred Stock"), (vi) that certain Agreement and Plan of Merger dated as of March 16, 1999 by and among the Company, Williams Cadillac Company, Inc., Thomas P. Williams, Sr., Charles Clark Williams, Thomas
P. Williams, Jr. and Catherine D. Ward, (vii) that certain Agreement and Plan of Merger dated as of December 15, 1998 by and among the Company, JN Management Co., Newsome Autoworld, Inc., Newsome Chevrolet World, Inc. and John H. Newsome, Jr., as amended by that certain Amendment No. 1 and Supplement to Agreement and Plan of Merger dated as of May 17, 1999 (as amended, the "Newsome Merger Agreement"), (viii) that certain Stock Purchase Agreement dated as of April 30, 1998 by and among the Company, Aldo B. Paret and Casa Ford of Houston, Inc.,
(ix) that certain Agreement and Plan of Merger dated as of April 6, 1999 by and among the Company, Manhattan Auto, Inc., Joseph Herson, Mollye Mills, John Jaffe and Richard Mills, (x) a certificate of good standing with respect to the Company from the State of Delaware and (x) such other documents as we have considered necessary for purposes of rendering the opinions expressed below.

      Based upon the foregoing, we are of the following opinions:

      1. The 176,030 shares of Class A Common Stock issued by the Company to John H. Newsome, Jr. have been duly authorized and validly issued and are fully paid and non-assessable.

      2. The 3,750 shares (the "Newsome Preferred Shares") of Series II Preferred Stock issued by the Company to John H. Newsome, Jr. have been duly authorized and validly issued and are fully paid and non-assessable. The 249,376 shares of Class A Common Stock reserved for issuance upon conversion of the Newsome Preferred Shares have been duly authorized and, when and to the extent issued upon conversion of the Newsome Preferred Shares in accordance with the Company's Certificate of Incorporation, as amended to date, will be validly issued and fully paid and non-assessable.

      3. The 306,630 shares of Class A Common Stock issued by the Company to Aldo B. Paret have been duly authorized and validly issued and are fully paid and non-assessable.


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Board of Directors
Sonic Automotive, Inc.
August 3, 1999
Page 3



      4. The 267,619 shares of Class A Common Stock issued by the Company to Thomas P. Williams, Sr. have been duly authorized and validly issued and are fully paid and non-assessable.

      5. The 25,018 shares of Class A Common Stock issued by the Company to Charles Clark Williams have been duly authorized and validly issued and are fully paid and non-assessable.

      6. The 25,018 shares of Class A Common Stock issued by the Company to Thomas P. Williams, Jr. have been duly authorized and validly issued and are fully paid and non-assessable.

      7. The 7,148 shares of Class A Common Stock issued by the Company to Catherine D. Ward have been duly authorized and validly issued and are fully paid and non-assessable.

      8. The 478,089 shares of Class A Common Stock issued by the Company to Joseph L. Herson have been duly authorized and validly issued and are fully paid and non-assessable.

      9. The 339,332 shares of Class A Common Stock issued by the Company to John Jaffe have been duly authorized and validly issued and are fully paid and non-assessable.

      10. The 478,089 shares of Class A Common Stock issued by the Company to Mollye Mills have been duly authorized and validly issued and are fully paid and non-assessable.

      11. The 103,392 shares of Class A Common Stock issued by the Company to Richard Mills have been duly authorized and validly issued and are fully paid and non-assessable.

      The opinions expressed herein are limited to matters governed by the General Corporation Law of the State of Delaware.

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Board of Directors
Sonic Automotive, Inc.
August 3, 1999
Page 4


      We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/  Parker, Poe, Adams & Bernstein L.L.P.


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